Exhibit (a)(3)

                          MEDSOURCE TECHNOLOGIES, INC.

                                  ELECTION FORM


Participation Instructions:

         1. Complete this form, sign it, and fax it to Joyce Snow at (952) 807-1235 or deliver it to the attention of Joyce Snow, MedSource Technologies, Inc., 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305, as soon as possible, but in any event, BEFORE 5:00 P.M., CENTRAL DAYLIGHT TIME, ON JUNE 6, 2003.

         2. Ensure that you receive confirmation of receipt from MedSource within three business days after mailing or faxing this form to MedSource. Note that employees and directors who return this form after June 4, 2003 may not receive timely confirmation.

         Name of Optionee (please print clearly): _______________________

         Social Security Number:  _______________

         I am an active employee or director of MedSource Technologies, Inc., and hold options to purchase shares of common stock of MedSource. I have received and read the Offer to Exchange, including the Summary Term Sheet and the cover letter from Richard J. Effress, the Chairman of the Board of Directors and the Chief Executive Officer of MedSource. I understand that I may cancel ANY OR ALL OF THE options that were granted to me under MedSource's 1999 Stock Plan (the "Plan"). In return for the cancellation of my options, MedSource will grant me a new option to purchase one half of the number of shares subject to the options that I return for cancellation, subject to adjustments for stock splits, stock dividends and other similar events, no earlier than the date of the first meeting of the Compensation and Management Development Committee of MedSource's Board of Directors held on a date that is at least six months and one day following the date MedSource cancels the options accepted for exchange (the "replacement grant date"), PROVIDED that I continue to be an active employee or director of MedSource through such date and subject to the other terms and conditions set forth in the offer to exchange.

         The exercise price of the new options will be equal to the closing price of MedSource's common stock as reported by the Nasdaq National Market on the replacement grant date.

         New options granted to employees will vest as to 25% of the subject shares on each of the first, second, third and fourth anniversaries of the replacement grant date and will otherwise be substantively similar to the cancelled options. New options granted to non-employee directors will vest as to 33.33% of the subject shares on each of the first, second and third anniversaries of the replacement grant date and will otherwise be substantively similar to the cancelled options.

         [For employees only] I understand that my employment with MedSource or any of its subsidiaries is on an at-will basis and that nothing in the offer to exchange modifies or changes that.

         I understand that if my employment with MedSource or any of its subsidiaries or my directorship with MedSource is terminated by me or by MedSource voluntarily, involuntarily, or for any reason or no reason, before the replacement grant date, I will not have a right to receive any new options in exchange for any options that were previously cancelled. I also understand that except for the amount of shares subject to the new options, the new exercise price and the new vesting schedule described above, the terms and conditions of the new options will be substantially similar to those of the cancelled options.



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         I understand that the new options will NOT be incentive stock options.
I further understand that I will not be eligible to receive any other stock options until the replacement grant date. I recognize that, under certain circumstances stated in the offer to exchange, MedSource may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered with this election form but not accepted for exchange will be returned to me.

         I hereby give up my entire ownership interest in all of the options that I elect to exchange, and I understand that such options will become null and void on the date MedSource accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO REVOKE THIS ELECTION FORM AFTER 5:00 P.M., CENTRAL DAYLIGHT TIME, ON JUNE 6, 2003 (OR, IF THE OFFER IS EXTENDED, AFTER THE EXPIRATION OF THE EXTENDED OFFER).

         I hereby make the following election with regard to my eligible options (please check):

[ ]      I ACCEPT the offer to exchange ALL OF MY options.

[ ]      I ACCEPT the offer to exchange ONLY THE FOLLOWING options:

                                                         Number of Option Shares
                   Date of Grant      Exercise Price        being Cancelled
                   -------------      --------------     -----------------------

         1.
         2.
         3.
         4.

[ ]      I DO NOT accept the offer to exchange options.

Date:___________________________

Signature:  ____________________

Home Telephone Number (with area code):_______________________________